UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 28, 2008
Date of Report (Date of earliest event reported)

TRUE PRODUCT ID, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29249	16-1499611
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 Walnut Street, 3rd Floor
Philadelphia, PA 19103
 (Address of principal executive offices)

(215) 972-6999
 (Registrant’s telephone number, including area code)

(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act
[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02.           Results of Operations and Financial Condition
Item 8.01.           Other Events

After extensive meetings based primarily in Europe, the Registrant’s consultant, Brantridge Holdings Limited (“Brantridge”), has confirmed that the Registrant has received commitments for the first two million dollars (US$2,000,000) towards the Registrant’s initial US$5 million private placement.  Brantridge confirms that a portion of the initial $2 million will be received as early as the week of July 28 with the balance anticipated to be received shortly thereafter.  Funds will be used to implement the Chinese National Gas Tank Contract with the State General Administration for Quality Supervision, Inspection and Quarantine of the People's Republic of China (“AQSIQ”), and in particular to send western experts to help roll out the AQSIQ Contract and to manufacture the marking equipment and scanners needed to fulfill purchase orders from Chinese gas tank manufacturers, retail stores, and inspection stations and Chinese government municipalities per AQSIQ’s Official Government Circular mandating the use of the Registrant’s anti-counterfeiting and product safety monitoring technology for all 130 million gas tanks in China.  Upon manufacture of the marking equipment and scanners, Chinese gas tank manufacturers, retail stores, and inspection stations and Chinese government municipalities will begin to put down deposits of up to 30% towards the purchase orders.

Brantridge anticipates being able to complete the balance of the initial US$5 million private placement this summer.  Discussions are taking place about the possible need for and role of the Registrant’s anti-counterfeiting and product safety monitoring technology in Europe.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 30, 2008                                                                                                                                                          TRUE PRODUCT ID, INC.

By:	/s/ Wilson W. Hendricks III
Name: Wilson W. Hendricks III
Title: Chief Executive Officer

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